Exhibit 99.1

PRESS RELEASE

Contacts:	Alfred J. Novak
Chief Executive Officer
(770) 717-6096

NOVOSTE ANNOUNCES THIRD QUARTER 2004

FINANCIAL RESULTS

NORCROSS, GA., November 3, 2004 – Novoste Corporation (NASDAQ: NOVT) today reported its financial results for the quarter ended September 30, 2004.

The Company reported that GAAP (Generally Accepted Accounting Principles) net revenue for the third quarter 2004 was $6.0 million compared to $13.5 million for the third quarter 2003. Revenues continue to be negatively impacted by the sales of drug-eluting stents (DES) and their aggressive use by physicians as an alternative therapy for in-stent restenosis. Additionally, a revenue reserve of $0.4 million was recognized in the prior year quarter as the 3.5 French products were exchanged for 5 French products sold in earlier periods. There was no comparable revenue reserve adjustment in the third quarter 2004; therefore net revenue of $6.0 million in the current quarter can be compared to third quarter 2003 adjusted net revenue of $13.1 million. A reconciliation of GAAP to “as adjusted” financial data is included in the attached financial statements. The conversion of Guidant accounts in the United States and Canada to the Novoste Beta-Cath™ System is ongoing and helped to slightly increase third quarter net revenue of $6.0 million compared to the second quarter 2004 net revenue of $5.8 million, in spite of the impact of DES. A decline in catheter unit sales was offset by the increase in revenue being attributed to the ability to charge for the service and lease costs associated with the radiation component of the Beta-Cath™ system and an increased catheter price.

The Company booked a $0.9 million non-cash impairment charge in the current quarter to reflect the reduced book value of its radiation source train (RST) plant. This charge represents management’s best estimate of potential impairment at this time given the declining market for vascular brachytherapy, and the Company’s suspension of production of RSTs, as it is able to meet near term RST needs from existing inventories. The carrying net book value of the RST plant before the charge was $2.8 million.

Excluding this non-cash impairment charge, gross margin as adjusted, for the third quarter 2004 was 27% as compared to an adjusted gross margin of 58% for the third quarter of 2003. The decrease in margin is a function of the significantly lower volume of procedures and high fixed costs. Operating expenses were $6.1 million for the third quarter 2004, down from $9.6 million in the third quarter of 2003. Research and development (R&D) expenses were $0.8 million, down from $3.2 million in the third quarter 2003, reflecting decreased spending on engineering and clinical trials. Selling, general and administrative (SG&A) expenses were $5.3 million in the quarter, down from $6.4 million in the third quarter 2003. The decrease in SG&A and other expenses is a result of the reduction in force and other ongoing measures taken by management to lower the Company’s cost structure.

Net loss for the third quarter 2004 was $5.3 million, or $0.32 per diluted share, compared to a net loss of $1.5 million, or $0.09 per diluted share for the third quarter 2003. Excluding the impairment charge and on an adjusted basis, the Company recorded a net loss of $4.2 million, or $0.26 per diluted share as compared to a net loss of $1.3 million, or $0.08 per diluted share for the third quarter 2003. The loss in the current quarter is the result of significantly lower revenues, which could not be fully offset through the Company’s cost reduction initiatives.

The Company ended the quarter with net cash and short-term investments of $30.1 million compared to $30.8 million at June 30, 2004, and $39.4 million at December 31, 2003. The Company was able to limit cash outflows to $0.7 million in the quarter due to the billing of annual lease agreements for the radiation devices as a result of the Guidant transaction, and the lowering of inventory levels to better match revenue activity.

Al Novak, President and Chief Executive Officer, commented on the Company’s financial performance: “The third quarter results are a consequence of the favorable performance of drug eluting stents in reducing the number of in-stent restenosis cases available to the Company, as well as the ongoing preference of physicians to also use drug eluting stents to treat the in-stent restenosis cases that remain. As we have said many times over the last year, drug-eluting stents work well and have demonstrated a performance that exceeds the results in their clinical trials. Our revenues continue to decline and over the last two years we have attempted to reduce the cost structure in anticipation of the reduction of procedures and to preserve our cash. As a result of the Guidant transaction, which we have previously reported, we have rationalized our customer base, increased our pricing per catheter, billed all customers for the radiation portion of our procedure, retained our sales force, and can report that the payback on this deal has been achieved during this third quarter.

In addition to consolidating our vascular brachytherapy business, we have taken steps to attempt to determine what strategic alternatives are available to us. We have recently reported on the engagement of Asante Partners. As reported, this engagement was designed to evaluate any and all transactions including the sale of the Company, a merger or acquisition of a new business. With regard to the possibility of selling the Company, there is no assurance that a potential buyer exists, and if one surfaces, that they will not view the current decline in revenue and anticipated cash consumption to be a net liability and, therefore, value the Company at lower than its cash position. This work is ongoing and we are not in a position to report on our progress at this time.

On the development side, we have reviewed several product development opportunities and have focused on the chronic total occlusion (“CTO”) market. To this end, we have worked with engineering consultants and our own engineers to develop a product and are in the very early stage of testing. Because this development is in an early stage, there is significant risk associated with this development effort. There is no assurance that this device will work, or if it works, that it will be a commercial success.

We believe we are doing those things that are necessary to manage Novoste during this period where our core business has been displaced by the rapid technological changes that have characterized the cardiology market place. We look forward to being able to provide you with additional information regarding our evaluation of strategic alternatives and product development efforts in the near term.”

Non-GAAP Measures

Novoste uses non-GAAP measures, such as net income, as adjusted, fully diluted earnings per share, as adjusted, gross margin as adjusted and net revenue, as adjusted. Novoste’s management believes that the presentation of these measures provides useful information to investors. Among other things, these measures may assist investors in evaluating the Company’s operations, period over period. The measures exclude such items as reserves for catheter exchanges, restructuring charges, impairment charges or other expenses that might be considered by some investors as extraordinary for the period. Management uses these measures internally for evaluation of the performance of the business, including allocation of resources and evaluation of results relative to employee performance compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.

Quarterly Conference Call Webcast

The Company has scheduled a conference call for 10:00 A.M. Eastern time on Wednesday, November 3, 2004 to discuss its third quarter 2004 results. Interested parties may access the conference call by visiting the Investor Relations page of Novoste’s website at http://www.novoste.com. Listeners are advised to visit the website at least 15 minutes early to download and install any necessary audio software. An archived copy of the call will be available for a period of one week after the call on the Company’s website.

About Novoste Corporation

Novoste Corporation, based in Atlanta GA, develops advanced medical treatments for coronary and vascular diseases and is the worldwide leader in vascular brachytherapy. The Company’s Beta-Cath™ System is commercially available in the United States, as well as in the European Union and several other countries. Novoste Corporation shares are traded on the NASDAQ National Stock Market under the symbol NOVT. For general company information, please call (770) 717-0904 or visit the Company’s website at www.novoste.com.

Forward Looking Statements

Statements made in this press release that look forward in time or that express management’s beliefs, expectations or estimates regarding future occurrences are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in these forward-looking statements based upon known and unknown risks and uncertainties, including continued market acceptance of the Beta-Cath™ System, continued demonstration of safety, efficacy, and device performance in post-market surveillance studies, competition and technological changes. These and other risks are detailed in documents filed by Novoste with the SEC including its Form 10-K for the year ended December 31, 2003 and its Form 10-Q for the quarter ended June 30, 2004. The Company does not undertake to update its forward-looking statements.

- FINANCIAL HIGHLIGHTS TO FOLLOW -

NOVOSTE CORPORATION

CONDENSED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per-share data)	2004	2003	2004	2003
Net revenue	$5,952	$13,531	$18,730	$51,845
Cost of sales	4,350	5,535	11,842	18,921
Impairment charge	938	—	938	—

Gross margin	664	7,996	5,950	32,924

Operating expenses
Research and development	820	3,198	4,103	9,362
Sales and marketing	3,050	4,496	9,758	15,577
General and administrative	2,234	1,856	6,107	6,429

Total operating expenses	6,104	9,550	19,968	31,368

Income (loss) from operations	(5,440)	(1,554)	(14,018)	1,556
Other income	167	35	360	214

Net income (loss)	$(5,273)	$(1,519)	$(13,658)	$1,770

Basic earnings (loss) per share	$(0.32)	$(0.09)	$(0.84)	$0.11

Fully diluted earnings (loss) per share	$(0.32)	$(0.09)	$(0.84)	$0.11

Shares used in computing basic net income (loss) per share	16,335	16,343	16,332	16,311

Shares used in computing fully diluted income (loss) per share	16,335	16,343	16,332	16,743

SUPPLEMENTARY REVENUE DATA AND

RECONCILIATION OF GAAP AMOUNTS TO ADJUSTED AMOUNTS:

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per-share data)	2004	2003	2004	2003
GAAP net revenue
Catheters & accessories:
Domestic	$4,643	$12,176	$15,131	$47,495
International	711	1,084	2,534	3,397

	5,354	13,260	17,665	50,892
Lease revenue:
Domestic	521	176	822	687
International	77	95	243	266

	598	271	1,065	953
Total GAAP net revenue:
Domestic	5,164	12,352	15,953	48,182
International	788	1,179	2,777	3,663

	$5,952	$13,531	$18,730	$51,845
Adjustment items:
Catheter exchange reserve (net)	—	(400)	—	(2,213)

Net revenue, as adjusted	$5,952	$13,131	$18,730	$49,632

GAAP net income (loss)	$(5,273)	$(1,519)	$(13,658)	$1,770

Adjustment items:
Restructuring and impairment charge	1,035	565	1,764	761
Reserve for catheter exchanges	—	(360)	—	(2,013)

Net income (loss), as adjusted	$(4,238)	$(1,314)	$(11,894)	$518

GAAP fully diluted earnings (loss) per share	$(0.32)	$(0.09)	$(0.84)	$0.11

Restructuring and impairment charge	0.06	0.03	0.11	0.05
Reserve for catheter exchanges	—	(0.02)	—	(0.12)

Fully diluted earnings (loss) per share, as adjusted	$(0.26)	$(0.08)	$(0.73)	$0.04

NOVOSTE CORPORATION

CONDENSED BALANCE SHEETS

(unaudited)

(in thousands)	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$30,095	$39,402
Other current assets	6,209	8,125

Total current assets	36,304	47,527
Property and equipment, net	4,650	6,997
Radiation and transfer devices, net	4,517	6,304
Other assets	2,366	579

Total assets	$47,837	$61,407

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$8,300	$8,163
Shareholders’ equity	39,537	53,244

Total liabilities and shareholders’ equity	$47,837	$61,407